Exhibit 21.1

Axesstel. Inc. – List of Subsidiaries

Axesstel, Inc. è a California corporation

Axesstel Technologies, Inc. è a California corporation

Axesstel R&D Center Co., Ltd. è a Korean company

Axesstel Co., Ltd. è a Korean company subsidiary of Axesstel, Inc., the California corporation